Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Level One Bancorp, Inc. of our report dated March 20, 2018 relating to the consolidated financial statements for the year ended December 31, 2017 appearing in the Form S-1 of Level One Bancorp, Inc.

Crowe Horwath LLP

South Bend, Indiana

April 27, 2018